SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[ ] Preliminary Proxy Statement	[ ]	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

Applica Incorporated

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant))

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5)	Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
STOCK OWNERSHIP
PROPOSAL ONE ELECTION OF DIRECTORS
Report of the Audit Committee
EXECUTIVE COMPENSATION
Option/SAR Grants in Fiscal Year 2002
Aggregated Option/SAR Exercises in Fiscal Year 2002 and Fiscal Year-End Option/SAR Values
Report of the Compensation Committee on Executive Compensation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO RATIFICATION OF REAPPOINTMENT OF INDEPENDENT ACCOUNTANTS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER BUSINESS
PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

Applica Incorporated

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2003

To Our Shareholders:

     We cordially invite you to attend our annual meeting of shareholders. The meeting will be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 13, 2003, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

     1.     Election of four directors, each for a term of three years;

     2.     Ratification of the reappointment of Grant Thornton LLP as the Company’s independent accountants for the year ended December 31, 2003; and

     3.     Any other matters that properly come before the meeting.

     All holders of record of shares of common stock at the close of business on March 24, 2003 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

     Your vote is important to us. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors, David M. Friedson Chairman of the Board

Miami Lakes, Florida
April 3, 2003

     We Encourage You To Attend The Meeting In Person. If You Are Unable To Attend, We Respectfully Urge You To Execute And Return The Enclosed Proxy Card As Promptly As Possible. Shareholders Who Execute A Proxy Card May Nevertheless Attend The Meeting, Revoke Their Proxy And Vote Their Shares In Person.

2003 ANNUAL MEETING OF SHAREHOLDERS
OF
APPLICA INCORPORATED

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of shareholders of Applica Incorporated to be held on Tuesday, May 13, 2003, beginning at 10:00 a.m., at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida, and at any adjournments or postponements thereof. We are first sending the proxy materials to shareholders on or around April 3, 2003.

ABOUT THE MEETING

What is a proxy?

     A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. As is our usual practice, two officers of the company have been designated as proxies for the 2003 annual meeting of shareholders. These two officers are Harry D. Schulman, President, Chief Executive Officer and Secretary, and Adam L. Kaplan, Treasurer.

What is a proxy statement?

     A proxy statement is a document the Securities and Exchange Commission requires us to give you when we ask you to sign a proxy card designating Messrs. Schulman and Kaplan each as proxies to vote on your behalf at the annual meeting.

What is the purpose of the annual meeting?

     At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of the reappointment of the independent accountants. In addition, after adjournment of the formal meeting, management will report on Applica’s performance during 2002 and respond to appropriate questions from shareholders.

What is the record date?

     The record date for the 2003 annual meeting of shareholders is March 24, 2003.

Who is entitled to vote at the meeting?

     Only shareholders of record at the close of business on the record date are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of Applica common stock?

     Holders of Applica common stock will vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Applica common stock will be entitled to one vote on each matter. Neither Applica’s Articles of Incorporation nor Bylaws provide for cumulative voting rights.

Who can attend the meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating is limited and admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 23,500,555 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 11,750,278 votes will be required to establish a quorum.

     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

     If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares represented may adjourn the meeting from time to time without further notice.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote or revoke my proxy after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing with the Secretary of Applica either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

     The Board recommends a vote:

•	for election of the nominated slate of directors (see proposal one on page 7); and

•	for ratification of the reappointment of Grant Thornton LLP as Applica’s independent accountants for the year ended December 31, 2003 (see proposal two on page 23).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What if a shareholder does not specify a choice for a matter when returning a proxy?

     Shareholders should specify their choice for each matter on the enclosed form of proxy. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

What is the difference between a shareholder of record and a shareholder who holds shares in street name?

     If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How are abstentions and broker non-votes counted?

     Abstentions and broker non-votes will not affect the outcome of any vote.

Who pays the proxy solicitation costs and who solicits proxies?

     The cost of preparing and mailing this proxy statement will be paid by Applica. Employees of Applica may solicit proxies personally and by telephone but will not receive any compensation other than their regular salaries for such solicitation. Applica may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Applica may, upon request, reimburse such persons for their expenses in so doing.

STOCK OWNERSHIP

How much stock do Applica’s directors and executive officers own?

     The following table shows the amount of Applica common stock beneficially owned (unless otherwise indicated) by (A) our directors, (B) the executive officers named in the Summary Compensation Table below, and (C) all of the directors and executive officers of Applica as a group. All information is as of the record date.

     Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)

Directors and Executive Officers	No. of Shares		Percent

Albio Espinosa	21,300	(2)	*
Frederick E. Fair	17,000	(3)	*
David M. Friedson	1,953,214	(4)	8.1%
Susan J. Ganz	14,300	(5)	*
Leonard Glazer	10,052	(6)	*
J. Maurice Hopkins	4,500	(7)	*
Thomas J. Kane	91,769	(8)	*
Lai Kin	1,889,000	(9)	8.0%
Michael J. Michienzi	126,206	(10)	*
Jerald I. Rosen	49,416	(11)	*
Felix S. Sabates	121,000	(12)	*
Harry D. Schulman	332,297	(13)	1.4%
Paul K. Sugrue	5,160	(14)	*
All directors and executive officers as a group (15 persons)	4,635,231		18.6%

*	Less than 1%.

(1)	Does not include options to acquire shares that are not exercisable within 60 days of the record date.

(2)	Includes options to purchase 21,300 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in November 2003, 4,167 shares of common stock exercisable in December 2003, 2,766 shares of common stock exercisable in 2004 and 2,767 shares of common stock exercisable in 2005.

(3)	Includes options to purchase 4,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(4)	Includes options to purchase 687,540 shares of common stock and 31,153 shares of common stock held in a 401(k) plan.

(5)	Includes options to purchase 9,000 shares of common stock and 5,000 shares owned by a corporation owned by Ms. Ganz’s husband. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(6)	Includes options to purchase 8,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(7)	Reflects options to purchase 4,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(8)	Includes options to purchase 74,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(9)	Includes options to purchase 45,500 shares of common stock and 1,839,000 shares of common stock owned by Ourimbah Investment Limited, of which Mr. Lai is a principal shareholder and Managing Director.

(10)	Includes options to purchase 96,667 shares of common stock, 164 shares of common stock held by Mr. Michienzi’s son and 4,375 shares of common stock held in 401(k) and employee stock purchase plans. Does not include options to purchase 10,000 shares of common stock exercisable in July 2003, 26,667 shares of common stock exercisable in December 2003, 23,333 shares of common stock exercisable in December 2004 and 23,333 shares of common stock exercisable in December 2005.

(11)	Includes options to purchase 15,000 shares of common stock and 1,565 shares of common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(Footnotes continued on next page.)

(12)	Includes options to purchase 112,000 shares of common stock and 9,000 shares of common stock owned by a corporation, of which Mr. Sabates is president and sole shareholder. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

(13)	Includes options to purchase 148,000 shares of common stock and 31,599 shares of common stock held in a 401(k) plan. Does not include options to purchase 16,667 shares of common stock exercisable in December 2003, 16,666 shares of common stock exercisable in December 2004 and 16,667 shares of common stock exercisable in December 2005.

(14)	Includes options to purchase 3,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2003.

Who are the other large owners of Applica’s stock?

     Except as set forth below and in the previous table, we know of no single person or group that is the beneficial owner of more than 5% of Applica’s common stock.

	Amount and Nature of
	Common Stock
	Beneficially Owned

Name and Address of 5% Beneficial Owners	No. of Shares		Percent

FMR Corp.	3,050,100	(1)	13.0%
Fidelity Small Cap Stock Fund
Edward C. Johnson
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109
Ourimbah Investments Limited	1,839,000	(2)	7.8%
1F Efficiency House
35 TaiYau Street
Sanpokong, Kowloon, Hong Kong
ICM Asset Management, Inc.	1,585,202	(3)	6.8%
James M. Simmons
W. 601 Main Avenue, Suite 600
Spokane, Washington 99201
Dimensional Fund Advisors Inc.	1,473,300	(4)	6.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Barclays Global Investors, NA	1,245,457	(5)	5.3%
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, California 94105

(1)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 13, 2003. Edward C. Johnson is the Chairman of FMR Corp. and owns 12.0% of the outstanding voting stock of such company. Abigail P. Johnson is a director of FMR Corp. and owns 24.5% of the outstanding voting stock of such company.

(2)	Mr. Lai Kin, a director of Applica Incorporated and Chairman of the Board of Applica Durable Manufacturing Limited, is the Managing Director and a principal shareholder of Ourimbah Investment Limited.

(3)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 12, 2003. James M. Simmons is the President of ICM Asset Management, Inc.

(4)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 10, 2003.

(5)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 12, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Applica’s directors and executive officers and persons who own more than 10% of the outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Applica common stock. Such persons are required by SEC regulation to furnish Applica with copies of all such reports they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except for one initial report of ownership on Form 3 relating to the reporting of Mr. Ben Lai as an executive officer of Applica.

PROPOSAL ONE
ELECTION OF DIRECTORS

     The Board of Directors is presently composed of eleven directors, divided among Class I, Class II and Class III. The terms of office of all of the directors in any one class expire each year on a rotating basis. At the annual meeting, four directors are to be nominated for election to Class I of the Board of Directors to serve until the 2006 annual meeting of shareholders. The term of the Class II directors expires in 2004 and the term of the Class III directors expires in 2005.

     Each of the nominees for election as a director is presently a member of our Board of Directors. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.

     The table below sets forth information regarding each director and nominee for director.

			Director
Name	Age	Position with Applica	Since

Nominees for Election to Class I of the Board:
Susan J. Ganz	43	Director	1996
J. Maurice Hopkins	55	Director	1999
Thomas J. Kane	61	Director	1996
Felix S. Sabates	60	Director	1991

Continuing Members of the Board:

Class II Directors
Leonard Glazer	80	Director	1979
Lai Kin	72	Director and Chairman of Applica Durable Manufacturing Limited	1989
Paul K. Sugrue	57	Director	2000

Class III Directors
Frederick E. Fair	70	Director	1999
David M. Friedson	47	Director and Chairman of the Board	1982
Jerald I. Rosen	75	Director	1963
Harry D. Schulman	51	Director, President, Chief Executive Officer and Secretary	1999

Class I Directors

     Susan J. Ganz has served as President and Chief Executive Officer of each of Lion Brothers Co. Ltd. (and as a senior officer of certain of its direct and indirect subsidiaries and affiliates), a manufacturer of embroidered emblems, and Chesapeake Cap Company, Inc., a manufacturer of headwear, for more than the last five years.

     J. Maurice Hopkins serves as the Principal Managing Director and a board member of Virginia ARC Thrift Stores, Inc., a non-profit retailer. Mr. Hopkins also has served as the President of Merchandise Sales Corporation, a consumer products sales and marketing company, for more than the last five years.

     Thomas J. Kane has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded the company in 1978. See “Certain Relationships and Related Transactions” for a description of business conducted between Mr. Kane, T.J.K. Sales, Inc. and Applica.

     Felix S. Sabates is the Chief Executive Officer of FSS Holdings, Inc., a consulting company, and Sabco Racing, Inc., a NASCAR racing franchise. Mr. Sabates also serves as the Chairman of Trinity Yachts, Inc., a custom yacht-building company, and the Charlotte Checkers, an East Coast Hockey League franchise, and serves as a member of the Board of Commissioners of the Carolina Healthcare Systems, one of the largest public healthcare systems in the nation. From January 1965 to January 2001, Mr. Sabates was the Chief Executive Officer of Top Sales Company, Inc., an independent sales representative. Mr. Sabates also served two terms as a North Carolina Banking Commissioner from 1985 to 1992.

Class II Directors

     Leonard Glazer retired in 1992 and is a private investor. Prior to retirement, Mr. Glazer was President of Sasnett Engineering, Inc. and Consulting Engineering, Inc., mechanical and electrical engineering consulting firms.

     Lai Kin has been Chairman of Applica Durable Manufacturing Limited since 1995. From 1973 to 1995, Mr. Lai was Managing Director of such company. Mr. Lai has also served as an Executive Member of the Shenzhen General Chamber of Commerce since 1988. In addition, Mr. Lai has been Managing Director of Ourimbah Investment Ltd. since 1989. Ourimbah is a holding and investment company and owns approximately 7.8% of the outstanding common stock of Applica. Applica has agreed to use its best efforts to recommend to its shareholders and directors that Mr. Lai remain a member of the Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of Applica and continues to be employed by Applica Durable and/or any other affiliate of Applica. See “Certain Relationships and Related Transactions” for a description of certain transactions with Mr. Lai, his family and Applica.

     Paul K. Sugrue has been the Dean of the University of Miami School of Business Administration since 1992 and was Associate Dean from 1984 to 1987. Dean Sugrue also serves as a professor in the Department of Management Science in the School of Business Administration and has authored a significant number of publications on business-related subjects. From 1987 to 1992, Dean Sugrue served as Senior Vice Provost of the University of Miami.

Class III Directors

     Frederick E. Fair is a private investor. In March 1998, after 27 years of service, Mr. Fair retired as a Senior Vice President of Institutional Sales of Raymond James Financial, Inc., an investment banking firm.

     David M. Friedson has served as Chairman of the Board of Applica Incorporated since April 1996. From January 1987 to February 2003, Mr. Friedson served as Chief Executive of Applica Incorporated and Applica Consumer Products, Inc. From January 1985 to January 2001, Mr. Friedson served as President and from June 1976 to January 1985, Mr. Friedson held various other management positions with Applica.

     Jerald I. Rosen was Secretary of Applica from 1977 until December 1998 and has served as a member of Applica’s Board of Directors since its formation in 1963. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952. Mr. Rosen also served as a bankruptcy trustee for the U.S. Bankruptcy Court, Middle District of Florida, from 1989 to 2001.

     Harry D. Schulman has served as President of Applica Incorporated and Applica Consumer Products, Inc. since January 2001 and Chief Executive Officer since February 2003. Mr. Schulman has also served as Secretary since January 1999. Mr. Schulman previously served as Chief Operating Officer from November 1998 to February 2002. From March 1990 to January 2001, Mr. Schulman served as Chief Financial Officer of Applica. From February 1998 until June 1998, he served as a Senior Vice President and from February 1993 until June 1998, Mr. Schulman served as Executive Vice President - Finance and Administration. Prior thereto, he held other senior finance positions with Applica.

How are directors compensated?

     Base Compensation. Salaried employees of Applica do not receive any additional cash compensation for serving as a director or committee member. Applica pays fees to non-employee directors of $3,500 per month for service on the Board of Directors. The presiding director receives an additional fee of $1,500 per month. We also pay a fee of $750 to non-employee directors for each Board of Directors’ meeting and each committee meeting attended, as well as each continuing director education seminar attended.

     Stock Options. On June 1, 2002, each non-employee director of Applica received options to acquire 1,500 shares of common stock at a price of $10.16 per share, the fair market value of the common stock on such date. Applica intends to continue to grant its non-employee directors options to acquire 1,500 shares of common stock on June 1st of each year.

How often did the Board meet during 2002?

     The Board of Directors held seven meetings during 2002 and acted once by written consent. All of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such person served, other than Felix Sabates.

What committees has the Board established?

     The Board of Directors of Applica has Corporate Governance and Nominating, Compensation, Audit and Acquisition Committees. The members of each committee have been appointed by the Board of Directors to serve until the next annual meeting of the shareholders or until their respective successors are elected and qualified. All members of the Corporate Governance and Nominating Committee, the Compensation Committee and the Audit Committee are independent of Applica under the standards set forth in the current and proposed listing requirements of the New York Stock Exchange.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee was formed in February 2003 and is responsible for developing and implementing policies and practices relating to corporate governance, including the development, implementation and monitoring of Applica’s corporate governance guidelines. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders. Under Applica’s Bylaws, nominations for director may be made by a shareholder entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. Such shareholder’s notice to the Secretary must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	as to the shareholder giving the notice, (A) the name and address of such shareholder and (B) the class and number of shares of Applica which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and

•	as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of Applica which are beneficially owned by such person.

     Applica may also require any proposed nominee to furnish such other information as may reasonably be required by it to determine the eligibility of such proposed nominee as a director. The Corporate Governance and Nominating Committee is composed of Messrs. Rosen (Chairman), Glazer and Sabates. The predecessor committee, the Nominating Committee, did not meet in 2002.

     Compensation Committee. The Compensation Committee reviews and implements Applica’s general compensation philosophy and determines the cash and other incentive compensation, if any, to be paid to the

Chairman of the Board and the Chief Executive Officer. The Compensation Committee is also responsible for the administration and award of stock options under Applica’s stock option plans. The Compensation Committee is composed of Messrs. Rosen (Chairman), Glazer and Hopkins, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met five times and acted twice in writing in 2002.

     Audit Committee. The functions of the Audit Committee and its activities during fiscal 2002 are described below under the heading “Report of the Audit Committee”. The Audit Committee met seven times in 2002 and is currently composed of Messrs. Rosen (Chairman), Glazer and Sugrue.

     Acquisition Committee. The Acquisition Committee is responsible for approving any acquisition or other business combination in which the aggregate consideration paid by Applica or its subsidiaries is in excess of $150 million. The Acquisition Committee is currently composed of Messrs. Friedson (Chairman), Rosen and Sugrue and did not meet in 2002.

Who is the Board’s presiding director?

     In February 2003, the Board of Directors created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board of Directors in which management directors do not participate. The presiding director also advises the Chairman of the Board and the Committee chairs with respect to agendas and information needs relating to Board and Committee meetings and performs other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Jerald Rosen to serve in this position until the Company’s 2004 annual meeting of shareholders. Shareholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014.

Report of the Audit Committee

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report by reference therein.

     As set forth in more detail in the Audit Committee Charter, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

•	The preparation of quarterly and annual financial reports by Applica’s management;

•	The implementation and maintenance of effective systems of internal and disclosure controls; and

•	Applica’s auditing, accounting and financial reporting processes generally.

     Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, Applica’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are:

•	To oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of Applica;

•	To supervise the relationship between Applica and its independent accountants, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving non-audit services and confirming the independence of the independent accountants; and

•	To provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

     The Committee has implemented procedures to ensure that during the course of each year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Committee is in the process of reviewing and amending its charter to reflect the requirements implemented by the Sarbanes-Oxley Act of 2002, as well as the proposed New York Stock Exchange listing requirements.

     To carry out its responsibilities, the Committee met seven times during 2002. These meetings included private sessions with Applica’s independent auditors and Applica’s internal auditors at which candid discussions of financial management, accounting and internal control issues took place.

     In overseeing the preparation of Applica’s financial statements, the Committee met with both management and Applica’s independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality of Applica’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     With respect to Applica’s outside auditors, Grant Thornton LLP, the Committee, among other things, received and discussed with them their written report on matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered with the auditors whether the provision of non-audit services provided by them to Applica during 2002 was compatible with the auditors’ independence.

     Finally, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of Applica’s internal and disclosure control structure and continued to monitor the scope and adequacy of Applica’s internal auditing program, including proposals for adequate staffing.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the audited financial statements in Applica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

     Management is responsible for Applica’s financial reporting process and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes, not to conduct auditing or accounting reviews and procedures. Members of the Audit Committee are not required to be accountants or auditors by profession. The Committee’s considerations and discussions with management and the independent auditors do not assure that Applica’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of Applica’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America.

The Audit Committee Jerald I. Rosen (Chairman) Leonard Glazer Paul K. Sugrue

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the aggregate compensation paid during 2002, 2001 and 2000 to Applica’s Chief Executive Officer (the “CEO”) and each of the four most highly compensated executive officers other than the CEO. The CEO and such other executive officers are sometimes referred to herein as the “Named Executive Officers.”

				Long-Term
				Compensation

				Awards

		Annual		Securities
		Compensation (1)		Underlying	All Other
				Options/SARs	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	(#)(2)	($)

David M. Friedson	2002	1,000,012	375,000	—	4,000	(3)
Chairman of the Board	2001	1,000,012	500,000	—	4,000
	2000	1,000,012	250,000	501,500	4,000
Harry D. Schulman	2002	500,006	150,000	50,000	8,930	(4)
President, Chief Executive	2001	471,740	200,000	—	6,845
Officer and Secretary	2000	395,018	100,000	76,500	11,325
Lai Kin	2002	496,923	43,333	—	—
Chairman of Applica Durable	2001	471,923	40,769	—	—
Manufacturing Limited	2000	443,077	135,962	1,500	—
Michael J. Michienzi	2002	319,670	75,000	70,000	146,350	(5)
Senior Vice President – Global	2001	309,322	100,000	—	11,990
Business Development of	2000	303,706	45,000	40,000	15,840
Applica Consumer Products, Inc.
Albio Espinosa	2002	277,176	118,264	5,000	47,462	(6)
Vice President – Worldwide	2001	221,028	91,109	—	—
Manufacturing of Applica	2000	212,319	80,826	13,000	—
Consumer Products, Inc.

(1)	The column for “Other Annual Compensation” has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer, including car allowances and club memberships, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.

(2)	See “Option/SAR Grants Table” and “Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table” below for additional information about these options. Applica has not granted any SARs.

(3)	This amount reflects matching contributions made by Applica to its 401(k) Profit Sharing Plan.

(4)	This amount includes life insurance premiums of $4,930 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(5)	This amount includes $137,424 paid by Applica in connection with the relocation of Mr. Michienzi and his family from Shelton, Connecticut to Miami Lakes, Florida, life insurance premiums of $4,926 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(6)	This amount includes a $47,300 automobile allowance (paid once every three years) and life insurance premiums of $162, all of which were paid by Applica Manufacturing, S. de R.L. de C.V., the Company’s Mexican manufacturing subsidiary.

     Option/SAR Grants Table. The following table sets forth certain information concerning grants of stock options made during 2002 to each of the Named Executive Officers. Applica does not grant any stock appreciation rights.

Option/SAR Grants in Fiscal Year 2002

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options/SARs	Employees	Base	Expiration	Present
Name	Granted (1)	in Fiscal Year	Price ($/sh)	Date	Value ($)(2)

David M. Friedson	—	—	—	—	—
Harry D. Schulman	50,000	8.3%	$4.90	12/5/2007	$181,000
Lai Kin	—	—	—	—	—
Michael J. Michienzi	70,000	11.7%	$4.90	12/5/2007	$253,400
Albio Espinosa	5,000	0.8%	$4.90	12/5/2007	$18,100

(1)	The options were granted pursuant to the Company’s 1998 Stock Option Plan.

(2)	Based on the binomial option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the binomial model.

     Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table. The following table sets forth certain information concerning stock options exercised during 2002 and unexercised stock options held by the Named Executive Officers as of the end of 2002.

Aggregated Option/SAR Exercises in Fiscal Year 2002
and Fiscal Year-End Option/SAR Values

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			2002 Fiscal		2002 Fiscal
			Year-End (#)		Year-End ($)(1)
	Shares Acquired	Value	Exercisable (E)		Exercisable (E)
Name	on Exercise (#)	Realized ($)	Unexercisable( U)		Unexercisable(U)

David M. Friedson	—	—	687,540	(E)	$627,500	(E)
			0	(U)	$0	(U)
Harry D. Schulman	—	—	148,000	(E)	$94,125	(E)
			50,000	(U)	$0	(U)
Lai Kin	1,500	$15,975 (2)	45,000	(E)	$0	(E)
			0	(U)	$0	(U)
Michael J. Michienzi	—	—	96,667	(E)	$8,367	(E)
			83,333	(U)	$4,183	(U)
Albio Espinosa	—	—	20,200	(E)	$6,275	(E)
			12,300	(U)	$3,138	(U)

(1)	Based on the fair market value of Applica’s common stock on December 31, 2002, which was $4.88.

(2)	“Value Realized” is the difference between the exercise price and the market price on the exercise date multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he sells the shares acquired by the option exercise, because the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option.

Report of the Compensation Committee on Executive Compensation

     The following Report of the Compensation Committee and the performance graph which follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee reviews and implements Applica’s general compensation philosophy and determines the cash and other incentive compensation to be paid to the Chairman of the Board and the Chief Executive Officer. The Compensation Committee is also responsible for the administration and award of stock options under Applica’s stock option plans. The Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by the current and proposed New York Stock Exchange listing requirements.

     Philosophy. The Committee’s executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of Applica’s annual and long-term performance goals, reward above average corporate performance, recognize individual leadership, initiative and achievement, particularly with respect to special projects and assignments, and assist Applica in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are generally competitive with other companies of the same size in Applica’s industry in light of its current and anticipated performance. The Committee believes that the quality and dedication of its executive leaders is a critical factor affecting the long-term value of Applica. Therefore, it continues to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

     The Compensation Committee endorses the position that equity interests in Applica held by management are beneficial in aligning executive officers’ and shareholders’ interests in the enhancement of shareholder value. The Committee notes that the compensation philosophy should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, shareholder expectations. The Compensation Committee relies on judgment, not upon rigid guidelines or formulas, or short- term changes in Applica’s stock price, in determining the amount and mix of compensation elements for the executives officers.

     Components of Executive Compensation. Compensation of Applica’s executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of incentive and non-qualified stock options under Applica’s stock option plans.

               Base Salaries. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are generally competitive with other companies of the same size in Applica’s industry. Information about appropriate salary levels has been determined by reviewing compensation surveys and the public disclosure of Applica’s competitors, and through Applica’s recruiting activities. Salary increases for executive officers are generally received at the beginning of the third quarter of each year and do not follow a preset schedule or formula.

               Six of Applica’s executive officers (including the five Named Executive Officers) are parties to employment agreements with Applica. A majority of these employment agreements provide for an annual salary increase equal to the increase in the consumer price index. In certain instances from 1999 to 2002, these adjustments were not made. In January 2003, salaries of three Named Executive Officers were adjusted prospectively for years in which the consumer price index increase was not received.

               Salaries are reviewed annually and any additional increases are based on competitive practices, as well as the performance of Applica and the executive officer, including the executive’s contribution to the achievement of financial performance and other key goals established for Applica during the year. The salaries paid to the Named Executive Officers for the past three years are shown in the table on page 12.

               Bonuses. Cash bonuses have been a standard and expected component of compensation at Applica. Under their employment agreements, the executive officers are entitled to an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals which are set each year. The performance bonuses range between 15% and 115% of base salary, depending on individual performance and the performance of Applica.

               Although the financial performance goals were not met, additional cash compensation was paid for the 2002 fiscal year to executive officers and other management employees. In making the decision to pay such compensation, the Compensation Committee considered the nature and scope of the executive officer’s responsibilities, his leadership performance and his potential to enhance long-term shareholder value. The Committee also considered the achievements resulting from management’s focus on asset management and Applica’s balance sheet during 2002, as well as the stability of Applica’s year-over-year sales in an extraordinarily challenging global economic environment. The Committee noted that such results were obtained while management integrated the Weitech acquisition and consolidated the Shelton, Connecticut office with the headquarters in Miami Lakes, Florida, in addition to certain back-office and supply chain functions in Latin America and Canada.

               Cash bonuses of between one and three months’ base salaries were paid to certain persons employed by Applica’s subsidiaries in Hong Kong and Mexico in accordance with the customary practice in those countries.

               Bonuses are generally paid in the first quarter of the following year. The bonuses paid to the Named Executive Officers for the past three years are shown in the table on page 12.

               Stock Options. The Compensation Committee grants stock options to Applica’s executive officers pursuant to its stock option plans. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants is generally based on the position level of the recipient. The purpose of stock options is to provide equity compensation whose value is at-risk based on the increase in Applica’s stock price and the creation of shareholder value. Stock options also allow executive officers to have equity ownership and to share in the appreciation of the value of Applica stock. Stock options only have value if the stock price appreciates from the date the options are granted.

               There are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of Applica overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. Each stock option permits the executive, generally for a period of five years, to purchase shares of Applica stock from the company at the market price of the stock on the date of grant. Stock options granted last year will become exercisable in three equal annual installments on the first, second and third anniversary of the date of grant and are for a term of five years. The stock options granted to the Named Executive Officers in 2002 are shown in the table on page 13.

               Historically, it was the Compensation Committee’s intention that, over time, compensation opportunities from option grants would constitute a significant portion of each executive officer’s total compensation. However, the Committee is closely monitoring the trend regarding expensing stock options and re-evaluating the role of stock options as a component of long-term compensation. Currently, the Board of Directors has chosen not to expense stock options because of the debate over the methodologies for calculating the expense. If the accounting treatment of stock options is modified, the Committee will have to weigh the financial impact to Applica with the benefits of stock option compensation. The Compensation Committee is in the process of reviewing other alternatives for long-term compensation that will motivate Applica’s executives and align their interests with those of the shareholders.

     Compensation of Chairman and Chief Executive Officer. The Compensation Committee considered a number of factors in determining the overall compensation to be paid to David M. Friedson, who served as Applica’s Chairman and Chief Executive Officer during 2002, including Applica’s performance, his contribution to Applica’s development and Applica’s short- and long-term prospects. Pursuant to Mr. Friedson’s employment agreement, he is entitled to receive an annual salary increase equal to the increase in the consumer price index. However, from 1999 to 2002, these adjustments were not made. In January 2003, Mr. Friedson’s salary was adjusted prospectively for the years in which the consumer price index increase was not received. Mr. Friedson did not receive an increase in salary in 2002.

     Mr. Friedson is also entitled to an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 85% and 115% of his base salary, depending on his performance and the performance of Applica.

     Mr. Friedson did not receive an annual performance bonus in 2002 because the corporate performance goals previously established by the Compensation Committee were not met. Nevertheless, for the reasons stated above, additional cash compensation was paid to all executive officers. In making the decision to pay such compensation to Mr. Friedson, the Compensation Committee considered Mr. Friedson’s leadership over the past years and his commitment for Applica to be a leader in corporate governance. The Committee concluded that under Mr. Friedson’s leadership, Applica continued to achieve its overall business goals despite the fact that financial results have been impacted by the factors discussed above. Mr. Friedson received additional cash compensation of $375,000 for the 2002 year.

     Mr. Friedson did not receive a grant of stock options in the year ended December 31, 2002.

     In February 2003, Applica’s Board of Directors separated the office of Chairman of the Board and Chief Executive Officer. Harry D. Schulman was elected President and Chief Executive Officer and Mr. Friedson will continue to serve as Applica’s Chairman of the Board.

The Compensation Committee Jerald I. Rosen (Chairman) Leonard Glazer J. Maurice Hopkins

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Leonard Glazer and J. Maurice Hopkins. Mr. Hopkins began his service as a member of the Compensation Committee in February 2003. Mr. Rosen served as Secretary of Applica through December 1998, although he was not compensated for his services in such capacity. Messrs. Rosen, Glazer and Hopkins are independent directors of Applica and are not affiliated with any principal shareholder of Applica.

Comparative Performance by Applica

     Set forth below is a five-year graphic comparison of the yearly percentage change in Applica’s cumulative shareholder return on its common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s SmallCap 600 Stock Index.

Fiscal Year	Applica	SmallCap 600	S&P 500

1997	$100	$100	$100
1998	$34	$99	$129
1999	$75	$111	$156
2000	$22	$124	$141
2001	$40	$132	$125
2002	$22	$113	$97

NOTE:	The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Applica common stock. Assumes that $100 was invested on December 31, 1997 in the Applica common stock, the S&P 500 Index and the S&P SmallCap 600 Index and that dividends were reinvested quarterly.

Employment Agreements

     David M. Friedson. In June 1999, Applica Incorporated entered into an employment agreement with David M. Friedson, its Chairman of the Board and former Chief Executive Officer. Under this agreement, Mr. Friedson is employed for continuous five-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Friedson’s base salary was $1,000,000 at December 31, 2002. The agreement also provides for an automobile allowance of $2,000 per month. Under the agreement, Mr. Friedson is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 85% and 115% of his base salary, depending on his performance. Mr. Friedson is also entitled to such additional bonuses as may be determined from time to time by the Compensation Committee. Additionally, Applica may provide Mr. Friedson with life insurance in an amount equal to five times his annual base salary. Mr. Friedson also receives reimbursement of (1) annual dues in a country club and (2) tax preparation and financial planning on an annual basis up to a maximum of $20,000. Pursuant to the agreement, Applica will reimburse Mr. Friedson, on an after tax basis, for the net increase in his total federal, state, and local income tax liability that results from the compensation received being subject to any New York state or local income taxes. The reimbursement amount is determined by the Compensation Committee, upon the submission of proper substantiation Mr. Friedson.

     Mr. Friedson’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Friedson can be terminated for cause, in which case all obligations of Applica under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to (1) five times his annual base salary and (2) five times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control, (1) Mr. Friedson is terminated without cause or (2) if he terminates his employment under specific circumstances, then Applica must pay Mr. Friedson a lump sum equal to five times his base salary and five times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Friedson may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Friedson is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him in an amount equal to the excise tax imposed.

     Upon the termination of his employment contract (other than as a result of a change in control), Mr. Friedson will be retained by Applica as an advisor and consultant for a five-year term, which is automatically extended for an additional year on each anniversary of the term. Mr. Friedson’s annual compensation during such advisory term will be 60% of his average annual base salary and bonuses for the three years prior to the start of such term. If there is a change in control of Applica during the advisory term, Mr. Friedson has the option of terminating his services. In such event, Applica must pay Mr. Friedson a lump sum equal to the compensation he would have earned during the remainder of the term, discounted by 10% for each year by which such payments are accelerated.

     Harry D. Schulman. In August 1999, Applica Incorporated entered into an employment agreement with Harry D. Schulman, its President, Chief Executive Officer and Secretary. Under this agreement, Mr. Schulman is employed for continuous three-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Schulman’s annual base salary was $500,000 at December 31, 2002. The agreement also provides for an automobile or monthly automobile allowance. Under the agreement, Mr. Schulman is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 35% and 75% of his base salary, depending on his performance. Mr. Schulman is also entitled to such additional bonuses as may be determined from time to time by the Compensation Committee. Additionally, Applica provides Mr. Schulman with life insurance in an amount equal to five times his annual base salary. Mr. Schulman also receives reimbursement of (1) annual dues in a country club and (2) tax preparation and financial planning on an annual basis up to a maximum of $5,000.

     Mr. Schulman’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Schulman can be terminated for cause, in which case all obligations of Applica under the agreement immediately terminate, or without cause, in which case he shall be entitled to a lump sum payment equal to (1) three times his annual base salary and (2) three times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Schulman is terminated without cause or (2) if he terminates his employment under specific circumstances, then Applica must pay Mr. Schulman a lump sum equal to three times his base salary and three times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Schulman may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him in an amount equal to the excise tax imposed.

     Lai Kin. Applica Durable Manufacturing Limited, Applica’s Chinese manufacturing subsidiary, has entered into an employment agreement with Lai Kin. This agreement provides for the employment of Mr. Lai as Chairman of Durable for an initial term of three years, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under this agreement, Mr. Lai is entitled to a minimum annual base salary which, as of December 31, 2002, was approximately $520,000, in addition to other benefits. If at any time during the term of this agreement, there is a change in control of Applica, then Mr. Lai has the option of terminating his employment upon 60 days’ notice and, in such event, Applica shall pay Mr. Lai a lump sum amount equal to three times his current annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under this agreement. Additionally, any outstanding options held by Mr. Lai may be exercised and the underlying shares sold without restrictions imposed by Applica.

     Upon Mr. Lai’s resignation or termination as Chairman of Durable, Applica has agreed to employ him as a consultant to Applica and Durable and any of their affiliates at a salary equal to 60% of his annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years’ prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then-current three-year period. This agreement also provides for welfare benefits and contains certain non-competition and non-disclosure covenants. If at any time during the term of this agreement, there is a change in control of Applica, then Mr. Lai has the option of terminating his services under certain specified circumstances and, in such event, Applica shall pay Mr. Lai a lump sum equal to three times his current consulting fee. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements.

     Michael J. Michienzi. In July 2000, Applica Consumer Products, Inc. entered into an employment agreement with Michael J. Michienzi, its Senior Vice President – Global Business Development. Under this agreement, Mr. Michienzi is employed until June 30, 2003, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary which, at December 31, 2002, was $330,000, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. The agreement also provides for an automobile allowance of $975 per month. Under the agreement, Mr. Michienzi is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 20% and 50% of his base salary, depending on his performance. Additionally, Applica provides Mr. Michienzi with life insurance in an amount equal to five times his annual base salary. Mr. Michienzi also receives reimbursement of (1) annual dues in a country club and (2) tax preparation and financial planning on an annual basis up to a maximum of 1% of his annual base salary.

     Mr. Michienzi’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Michienzi can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to two and one-half times his base salary and two and one-half times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Michienzi is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Michienzi a lump sum equal to two and one-half times his base salary and two and one-half times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Michienzi may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Michienzi is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the company must also make a payment to him in an amount equal to the excise tax imposed.

     Albio Espinosa. In July 1989, Applica Manufacturing, S. de R.L. de C.V. entered into an employment agreement with Albio Espinosa, who currently serves as Vice President – Worldwide Manufacturing of Applica Consumer Products, Inc. The contract is a standard agreement required by Mexican law and includes typical provisions for vacation and payment of salary, which at December 31, 2002 was approximately $277,200. The contract also includes certain non-disclosure provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Matters Relating to Ourimbah Investment Ltd. Ourimbah Investment Ltd., a Hong Kong company, owns approximately 7.8% of the outstanding common stock of Applica. Messrs. Lai Kin and Lam King Loi are majority owners of Ourimbah. Mr. Lai Kin serves as a member of the Board of Directors of Applica and Chairman of Applica Durable Manufacturing Limited, Applica’s Chinese manufacturer. Mr. Lam King Loi serves as Vice Chairman of Applica Durable Manufacturing Limited.

     In April 1994, in connection with the purchase by Applica of the remaining 20% of the outstanding shares of Applica Durable Manufacturing Limited from Ourimbah, Applica agreed, upon a change of control of Applica (as defined in such agreement), to make an additional payment to Ourimbah in respect of the shares of Applica Durable being purchased under the agreement. The payment is equal to the greater of (i) the same multiple of earnings per share paid for the shares of common stock of Applica received in connection with such change of control or (ii) the same multiple of net asset value per share paid for the shares of common stock of Applica received in connection with such change of control.

     In addition, Applica agreed to use its best efforts to recommend to its shareholders and directors that two individuals to be nominated by Mr. Lai Kin and deemed suitable by Applica be appointed as members of Applica’s Board of Directors. Applica further agreed to maintain the composition of Durable’s Board of Directors equally divided between designees of Ourimbah and persons selected by Applica. Accordingly, for so long as (i) such designees of Ourimbah who are present members of the Board of Directors of Durable remain shareholders of Ourimbah, and (ii) Ourimbah remains a shareholder of Applica, Applica must vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and Applica shall have the right to designate a replacement member to the Durable Board in its sole discretion.

     Additionally, Applica has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin be appointed as, and remain a member of, Applica’s Board of Directors for such time as Mr. Lai (or Ourimbah) continues to be a shareholder of Applica and continues to be employed by Durable and/or any other affiliate of Applica.

     Applica Durable Manufacturing Limited leases certain factories and worker dormitories in China from Ourimbah, which facilitated the building of such factories and dormitories with the local government. The rental payments made to Ourimbah during the year ended December 31, 2002 totaled approximately $870,000. The rental charges are generally comparable to the rates charged Applica Durable Manufacturing Limited by the local government for similar buildings and dormitories.

     Loans. Applica has a loan outstanding to David M. Friedson, its Chairman of the Board. The loan, which is unsecured, bears interest at LIBOR plus 1.5% per annum (2.94% at December 31, 2002) and is payable upon demand. Interest is payable on the due date. At December 31, 2002, the balance of such loan, including accrued interest, was approximately $986,000.

     In April 1999, Applica sold 210,000 shares of its common stock to Mr. Friedson at the fair market value of $7.125 per share and provided a loan in the amount of $1,496,250 that was used in connection with the purchase of such shares. The loan is on a full recourse basis and is secured by shares of common stock held by Mr. Friedson. The loan is due in April 2005. The loan bears interest at the rate of LIBOR plus 2.75% per annum (4.19% at December 31, 2002). Interest is payable on the due date. The amount due to Applica, including accrued interest, at December 31, 2002 was approximately $1,887,000.

     Applica Consumer Products, Inc. has a loan outstanding to Harry D. Schulman, its President, Chief Executive Officer and Secretary. The loan, which is unsecured, bears interest at 8.25% per annum and is payable on the earlier of (i) June 30, 2003 or (ii) the termination of Mr. Schulman’s employment agreement. At December 31, 2002, the balance of such loan, including accrued interest, was approximately $144,000.

     Applica Consumer Products, Inc. has a loan outstanding to Terry L. Polistina, its Senior Vice President and Chief Financial Officer. The loan, which is unsecured, bears interest at 8.25% per annum and is payable on the earlier of (i) June 30, 2003 or (ii) the termination of Mr. Polistina’s employment agreement. At December 31, 2002, the balance of such loan, including accrued interest, was approximately $152,000.

     Applica Consumer Products, Inc. has a loan outstanding to Michael J. Michienzi, its Senior Vice President – Global Business Development. The loan, which is unsecured, bears interest at 8.25% per annum and is payable on the earlier of (i) June 30, 2003 or (ii) the termination of Mr. Michienzi’s employment agreement. At December 31, 2002, the balance of such loan, including accrued interest, was approximately $175,000. In connection with Mr. Michienzi’s relocation from Shelton, Connecticut to Miami Lakes, Florida, Applica also provided him an interest-free loan in the amount of $305,000. This amount was only outstanding from April 2002 to August 2002.

     Sales Representative Relationships. Applica Consumer Products, Inc. uses the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a member of the Company’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Commissions and consulting payments to TJK totaled approximately $125,000 in 2002. The Company also reimburses TJK for out-of-pocket expenses. In January 2003, Applica Consumer Products, Inc. entered into an agreement with Mr. Kane, pursuant to which Applica will pay him $3,000 per month plus certain expenses in return for his services as a sales representative to J.C. Penney. The agreement may be terminated by either party on 30 days’ notice.

     Lion Brothers. In December 2002, Applica sold its remaining 20% equity interest in Lion Brothers Co. Ltd. for $50,000 to a company directly or indirectly owned (through family members) by Susan Ganz. Susan Ganz, a director of Applica, is President of Lion Brothers and is the owner, directly or indirectly through family members, of such company.

     Employment and Related Matters. In 1983, Belvin Friedson, the founder of the company, entered into an employment agreement with Applica. Pursuant to his employment agreement, Mr. Friedson agreed to provide advisory services to Applica subsequent to his resignation as Chief Executive Officer. In 2002, Mr. Friedson received annual compensation from Applica of $375,000 under such agreement. He also participated in the executive life insurance plan and had use of a company car. Mr. Friedson is the father of David Friedson, Applica’s Chairman of the Board.

     Barbara Friedson Garrett, the sister of David M. Friedson, the Company’s Chairman of the Board, has been employed by Applica Consumer Products, Inc. as a Senior Vice President since 1983 and served in other capacities with the Company since 1973. Ms. Garrett’s current employment agreement, dated July 18, 1983, will be terminated in July 2004. After such time, Ms. Garrett’s compensation will be reduced to approximately half of her current salary. Ms. Garrett was paid $355,000 for her services during the year ended December 31, 2002.

     Ourimbah Investment Ltd., a Hong Kong company, owns approximately 7.8% of the outstanding common stock of the Company. Messrs. Lai Kin and Lam King Loi are majority owners of Ourimbah. Mr. Lai Kin serves as a member of the Board of Directors of the Company and Chairman of Applica Durable Manufacturing Limited and

was paid total compensation of approximately $541,000 for his services during the year ended December 31, 2002. Mr. Lai has been employed by Applica Durable since 1970. Mr. Lam King Loi serves as Vice Chairman of Applica Durable Manufacturing Limited and was paid total compensation of approximately $296,000 for his services during the year ended December 31, 2002. Mr. Lam has been employed by Applica Durable since 1970.

     Ben Lai, the son of Mr. Lai Kin, is employed by Applica Durable Manufacturing Limited as the Managing Director and was paid total compensation of approximately $307,000 for his services during the year ended December 31, 2002. Ben Lai has been employed by Applica Durable since 1990. Desmond Lai, the son of Mr. Lai Kin, is employed by Applica Durable Manufacturing Limited as a Director and was paid total compensation of approximately $354,000 for his services during the year. Desmond Lai has been employed by Applica Durable since 1986. Eliza Lai, the daughter of Mr. Lai Kin, is employed by Applica Durable Manufacturing Limited as the General Manager - Purchasing and was paid total compensation of approximately $213,000 for her services during the year ended December 31, 2002. Eliza Lai has been employed by Applica Durable since 1983. Jannie Fung, Desmond Lai’s wife, is employed by Applica Durable Manufacturing Limited as a Senior Product Manager and was paid total compensation of approximately $72,800 for her services during the year. Jannie Fung has been employed by Applica Durable since 1977 and resigned her position effective April 2003.

     Charitable Contributions. During 2002, Applica made contributions to the United Way of approximately $120,500. Barbara Friedson Garrett serves as a member of the Executive Committee of the United Way of Miami-Dade County and served as a co-chair of its 2002 United Way Campaign.

PROPOSAL TWO
RATIFICATION OF REAPPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent accountants for the fiscal year ended December 31, 2003, subject to the ratification of the appointment by the shareholders. Grant Thornton has served as the Company’s independent accountants since 1976 and is considered by management to be well qualified. A representative of Grant Thornton LLP is expected to be present at the annual meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

     Audit Fees. Fees paid to Grant Thornton LLP relating to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, and its limited reviews of Applica’s unaudited condensed consolidated interim financial statements totaled approximately $661,000 in 2002 and $610,000 in 2001.

     Audit-Related Fees. Fees for audit related services paid to Grant Thornton LLP totaled approximately $71,000 in 2002 and $97,000 in 2001. Audit related services included fees for employee benefit plans and accounting advice.

     Tax Fees. Fees for tax services paid to Grant Thornton LLP, including tax compliance, tax advice and tax planning, totaled approximately $250,000 in 2002 and $195,000 in 2001.

     All Other Fees. No other fees were paid to Grant Thornton LLP during 2002. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee must give prior approval for all services provided by Grant Thornton.

     In the event that shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

     The Board of Directors recommends that the shareholders vote “FOR” ratification of the appointment of Grant Thornton LLP as the Company’s independent accountants for fiscal 2003.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS

     Shareholder Proposals. Any shareholder who intends to present a proposal at the Company’s 2004 Annual Meeting of Shareholders and who wishes to have their proposal included in the proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Secretary of Applica in writing not later than December 3, 2003.

     Advance Notice Procedures. Under Applica’s Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. For Applica’s meeting in the year 2004, we must receive this notice on or after December 3, 2003, and on or before January 2, 2004. Nominations that are timely received will be considered by the Corporate Governance and Nominating Committee of the Board of Directors.

     The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in our proxy materials must be received within the time limits or will be considered untimely.

     A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to Applica’s Secretary at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the 2003 Annual Meeting of Shareholders. If any other business should properly come before the meeting, including any matter omitted from the proxy statement pursuant to the rules of the SEC, the persons named in the accompanying proxy will vote thereon in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with their judgment.

     Mailing Address. The mailing address of our principal executive offices is 5980 Miami Lakes Drive, Miami Lakes, Florida 33014.

By Order of the Board of Directors

/s/ Harry D. Schulman Harry D. Schulman President, Chief Executive Officer and Secretary

Miami Lakes, Florida
April 3, 2003

APPLICA INCORPORATED

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Adam L. Kaplan and Harry D. Schulman and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Applica Incorporated (the “Company”) to be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 13, 2003, at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this card, and in their discretion upon such other matters as may come before the meeting.

This Proxy when properly executed will be voted as specified on the reverse side. If no direction is made, the Proxy will be voted “FOR” Proposal 1 and Proposal 2.

(Continued and to be signed on the other side)

Annual Meeting of Shareholders of

APPLICA INCORPORATED

May 13, 2003

Please date, sign and mail your proxy card back as soon as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of four members to Class I of the Company’s Board of Directors to serve until the 2006 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

☐	FOR ALL THE NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

Nominees:
	•	Susan J. Ganz

	•	J. Maurice Hopkins

	•	Thomas J. Kane

	•	Felix S. Sabates

INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here •.

Proposal 2. Ratification of the reappointment of Grant Thornton LLP as the Company’s independent accountants for the year ended December 31, 2003.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 13, 2003 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. Where shares are held jointly, each holder should sign. When signing as executor, administrator, executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sing full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.